For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
ViaCell Reports First Quarter 2006 Financial Results
Cambridge, MA, May 2, 2006 — ViaCell, Inc. (Nasdaq: VIAC) today announced its consolidated financial results for the three months ended March 31, 2006.
Total revenues in the first quarter of 2006 were $12.1 million compared to total revenues of $10.1 million for the same period in 2005. Sales of ViaCord ®, ViaCell’s product for the preservation of umbilical cord blood, generated revenues of $11.9 million in the first quarter of 2006, a 20 percent increase over the $10.0 million of revenues in the same period in 2005.
Total operating expenses in the first quarter of 2006 were $18.2 million compared to $14.3 million for the same period in 2005.
•	Research and development expenses for the first quarter of 2006 were $3.5 million compared to research and development expenses of $3.6 million for the first quarter of 2005.

•	Sales and marketing expenses for the first quarter of 2006 were $7.9 million compared to sales and marketing expenses of $5.6 million in the first quarter of 2005. The increase in spending was primarily a result of the planned sales force expansion and higher marketing expenses relating to ViaCord.

•	General and administrative expenses for the first quarter of 2006 were $4.6 million compared to general and administrative expenses of $3.0 million in the first quarter of 2005. The increase in general and administrative expenses was primarily a result of costs associated with being a publicly traded company.
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards no. 123(R), “Share-Based Payment” (“FAS 123R”), which establishes accounting for equity instruments exchanged for employee services, including the requirement to recognize in the statement of operations the fair value of stock options granted to employees. Accordingly, the Company recognized $0.7 million of stock-based compensation expense within operating expenses in the first quarter of 2006 pursuant to FAS 123R. Prior to January 1, 2006, the Company recorded stock-based compensation expense based on the intrinsic value of stock options granted, which resulted in $0.4 million of stock-based compensation expense recorded within operating expenses in the first quarter of 2005. In addition, the Company recorded a one-time benefit of $0.3 million in the first quarter of 2006 representing the cumulative effect of the change in accounting principle relating to the adoption of FAS 123R.
The net loss attributable to common stockholders for the first quarter of 2006 was $5.1 million, or $0.13 per share, compared to a net loss attributable to common stockholders of $5.0 million, or $0.17 per share, for the corresponding period in 2005. On a pro forma basis, considering all convertible preferred stock as common stock for all periods reported, the net loss for the first quarter of 2006 was $5.1 million, or $0.13 per share, compared to $4.0 million, or $0.13 per share, for the corresponding period in 2005. A reconciliation of GAAP basic and diluted net loss per share to pro forma basic and diluted net loss per share is included in the Company’s unaudited consolidated statements of operations included with this press release.
As of March 31, 2006, ViaCell had $58.0 million in cash, cash equivalents, and investments. During the quarter, ViaCell used approximately $2.5 million in cash, primarily for its ongoing operating activities.
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ViaCell Reports First Quarter 2006 Results, Page 2
“We made significant progress with the planned expansion of our commercial operations during the first quarter, which we believe will contribute to the overall 2006 sales growth of ViaCord®, our product offering for the preservation of umbilical cord blood,” said Marc D. Beer, President and Chief Executive Officer of ViaCell. “Our ability to manage our cash balance, while increasing expenses, gives us the strategic flexibility to make important investments, such as increasing value by building our commercial business in a more robust manner.
Conference Call and Webcast
ViaCell will host a conference call and live audio webcast with investment analysts today, May 2, 2006, at 10:00 a.m. Eastern Time to discuss its first quarter financial results. To participate by telephone, dial (913) 981-4913. A live audio webcast can be accessed on the ViaCell web site at http://www.viacellinc.com within the Investor Information section.
A replay of this conference call will be available for two weeks, beginning May 2, 2006 at 1:00 p.m. Eastern Time by dialing (719) 457-0820 and using the access code 8041469. In addition, a replay of the webcast will be archived on the ViaCell website in the Investor Information section.
About ViaCell, Inc.
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product candidate, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business commercializes ViaCord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyte SM, its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore. Additional information about ViaCell is available online at http://www.viacellinc.com.
This press release contains forward-looking statements regarding the Company’s financial outlook, including the potential for growth in the ViaCord business, and the Company’s plans for its development programs. These statements are based on management’s current expectations. The Company’s financial performance and ability to achieve its expectations for growth and stated financial goals are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include, but are not limited to: the impact of competition in the umbilical cord preservation industry, the impact of any potential adverse outcome in pending patent infringement litigation related to the cord blood preservation business, any other unexpected material issues, delays or failures in the collection, processing or storage of umbilical cord blood by the Company, and fluctuations in the level and timing of expenses as a result of difficulties or delays in the development of the Company’s product candidates. Success of the Company’s development programs could be negatively impacted by new data regarding the safety or efficacy of the Company’s product candidates, unexpected delays or technical or intellectual property hurdles or concerns or requirements raised by regulatory authorities. The Company’s long-term financial performance and growth is also expected to be dependent on the Company’s ability to bring new products to the marketplace. Currently, the Company’s product candidates are at an early stage of development. There can be no assurance that the Company will be successful in its efforts to develop these or other products. For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
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ViaCell Reports First Quarter 2006 Results, Page 3
ViaCell, Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2006	2005
Processing and storage revenues	$11,937	$9,975
Grant revenues	144	165

Total revenues	12,081	10,140
Operating expenses:
Cost of processing and storage revenues	2,328	1,953
Research and development	3,466	3,646
Sales and marketing	7,922	5,569
General and administrative	4,638	3,047
Restructuring	(181)	121

Total operating expenses (Note 1)	18,173	14,336
Loss from operations	(6,092)	(4,196)
Interest income (expense):
Interest income	724	315
Interest expense	(26)	(155)

Total interest income, net	698	160
Loss from operations before cumulative effect of change in accounting principle	(5,394)	(4,036)
Cumulative effect of change in accounting principle (Note 2)	283	—

Net loss	(5,111)	(4,036)
Accretion on redeemable convertible preferred stock	—	987

Net loss attributable to common stockholders	$(5,111)	$(5,023)

Net loss per share:
Net loss per common share, basic and diluted	$(0.13)	$(0.17)
Weighted average shares used in basic and diluted net loss per share computation	38,295	29,719
Pro forma net loss per common share, basic and diluted	$(0.13)	$(0.13)
Weighted average shares used in pro forma basic and diluted net loss per share computation	38,295	31,153
Note 1:  The following table presents share-based compensation expense for continuing operations included in the Company’s unaudited consolidated statements of operations (in thousands):

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2006	2005
Cost of processing and storage revenues	$15	$5
Research and development	104	70
Sales and marketing	57	78
General and administrative	535	283

Total stock-based compensation expense	$711	$436

Note 2:  The requirement of FAS 123R to estimate future forfeitures resulted in a cumulative benefit of $283,000 from the adoption of FAS 123R related to estimating forfeitures rather than recording the benefit of the forfeitures as they occur.
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ViaCell Reports First Quarter 2006 Results, Page 4
The non-GAAP financial measure of pro forma basic and diluted net loss per common share presented below is utilized by ViaCell’s management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported.
Reconciliation of GAAP Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted
Net Loss Per Common Share

	Three Months Ended
	March 31,
(in thousands)	2006	2005
Net loss attributable to common stockholders	$(5,111)	$(5,023)
Accretion on redeemable convertible preferred stock	—	987

Pro forma net loss attributable to common stockholders	$(5,111)	$(4,036)

Weighted average shares used in basic and diluted net loss per share calculation	38,295	29,719
Increase in weighted average common shares outstanding assuming conversion of preferred stock at January 1	—	1,434

Weighted average shares used in pro forma basic and diluted net loss per share calculation	38,295	31,153

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
Cash, cash equivalents and investments	$58,002	$60,544
Accounts receivable, net	12,727	13,736
Other current assets	3,752	2,841
Property & equipment, net	8,593	8,702
Intangible assets	6,394	6,444
Other assets	1,966	1,963

Total assets	$91,434	$94,230

Current liabilities	17,446	16,176
Deferred revenue & rent	14,406	13,805
Contingent purchase price	8,155	8,155
Long-term debt	69	84
Stockholders’ equity	51,358	56,010

Total liabilities and stockholders’ equity	$91,434	$94,230

ViaCell® and ViaCord® are federally registered trademarks and ViaCyteSM is a service mark of ViaCell, Inc.
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